SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                FORM 8-K

                             CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)   June 18, 1996
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                      Commission File Number 0-404
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                THE CONNECTICUT LIGHT AND POWER COMPANY
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          (Exact name of registrant as specified in its charter)


               CONNECTICUT                      06-0303850
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     (State of other jurisdiction of          (I.R.S Employer
      incorporation or organization)         Identification No.)


        SELDEN STREET, BERLIN, CONNECTICUT             06037-1616
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     (Address of principal executive officers)         (Zip Code)


                            (203) 665-5000
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         (Registrant's telephone number, including area code)


                            Not Applicable
                            --------------
    (Former name of former address, if changed since last report)

Item 5.  Other Events

Rate Settlement

     On June 18, 1996, the Connecticut Department of Public Utility Control ("DPUC") issued a draft decision (the "Draft") with respect to a settlement agreement (the "Settlement") that had been jointly submitted on April 15, 1996 to the DPUC for approval by The Connecticut Light and Power Company ("CL&P" or the "Company"), the Office of Consumer Counsel ("OCC") and the independent Prosecutorial Division ("PRO") of the DPUC. For a complete description of the Settlement, see Item 5 in the Company's April 15, 1996 Form 8-K.

     The Draft was supportive of the Settlement in many respects, including the Settlement's proposed resolution of nuclear outage prudence investigations related to costs incurred prior to March 31, 1996, resolution of pending litigation that could potentially affect CL&P's rates, the proposed freeze of CL&P's rates until 1998 and the proposal to accelerate recovery of $200-240 million of CL&P's regulatory assets. Nevertheless, the Draft did not accept one aspect of the Settlement that would have folded into base rates approximately $100 million in revenues over the settlement period that had been collected under CL&P's fossil fuel adjustment clause ("FAC"). Although base rates would have increased as a result of the fold-in, the fold-in was, when combined with other elements of the Settlement, proposed to be revenue-neutral for as long as the FAC continued to operate. However, the Draft concluded that the fuel fold-in could lead to customer bill increases and accordingly rejected this aspect of the Settlement.

     The Draft invites CL&P, OCC and PRO to renegotiate the Settlement in a manner that precludes possible bill increases by deleting the fuel fold-in, noting that such a modification would have the effect of reducing the proposed accelerated amortization of CL&P's deferred assets. The Draft describes two different renegotiation scenarios, one of which preserves a monthly bill reduction of approximately 2.5 percent through February 1997 that had been proposed in the original Settlement and a second that would allow CL&P to retain the revenues that it had planned to write off in order to produce that bill reduction.

     Management's preliminary evaluation of the two renegotiation scenarios suggested by the Draft indicates that either would reduce CL&P's cash flow below levels that would have occurred under the Settlement as filed, by approximately $10 - $35 million in 1996 and $60 - $75 million in 1997, depending on which scenario were pursued. Either would also have the effect of substantially reducing the acceleration of deferred asset amortizations from those proposed in the Settlement. However, it appears that the earnings impact of either scenario would be similar in both 1996 and 1997 to the effects of the Settlement that had been proposed.

     CL&P plans to meet with OCC and PRO to determine whether a modified Settlement along the lines suggested by the Draft is achievable in a manner likely to improve CL&P's financial position over a no-Settlement scenario while still preserving customer benefits. The Draft invites submission to the DPUC of a proposed revision to the Settlement no later than June 25,
1996.   Management is currently unable to predict whether productive discussions can take place within the time available, whether they will be successful, or what will result.

     If a revised Settlement Agreement is not reached and if the Draft becomes final, CL&P's current rates will remain in effect until further action. In that situation, there would not be a resolution of the many issues that led the Company and the other parties to agree to the Settlement. These issues include uncertainty about future CL&P rates, continued legal proceedings over past operational issues and rate proceedings, and high deferred asset balances.

     For additional information about the Settlement, the legal proceedings that would have been resolved by the Settlement, and the rates in effect absent the Settlement, see the Company's Form 10-Q for the quarter ended March 31, 1996, its April 15, 1996 Form 8-K, and its Form 10-K for the year ended December 31, 1995.

Watch List

     On January 31, 1996, the Nuclear Regulatory Commission ("NRC") placed Millstone units 1, 2 and 3 on its "watch list" of facilities requiring additional regulatory attention. As of June 20, 1996, all three Millstone units are out of service and are undergoing a range of inspections, engineering analysis, document review and physical repairs as is described more fully in the Company's Form 8-K dated June 6, 1996 and the Form 10-Q for the quarter ended March 31, 1996.

     The NRC is scheduled to conduct a public meeting on or about June 25, 1996, to discuss the plants that will be removed from, placed on, or remain on its watch list. Management believes that the three Millstone units will remain on the watch list.

     Because of the heightened NRC regulatory attention surrounding the Millstone units and because each unit is currently out of service, management believes that very formal NRC procedures, including public hearings and possibly official Commissioner action (beyond staff actions), will be taken before each Millstone unit resumes operations.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          THE CONNECTICUT LIGHT AND POWER COMPANY
                          ---------------------------------------
                                        Registrant




Date  June 20, 1996             By  /s/John B. Keane
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                                   John B. Keane
                                   Vice President and Treasurer